UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On October 20, 2006 Iconix Brand Group, Inc. (the “Company”) awarded 13,684 shares of its common stock under the Company’s 2006 Equity Incentive Plan to each of its two newly appointed directors, Mr. Peter Cuneo and Mr. Mark Friedman.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 19, 2006 Mr. Peter Cuneo and Mr. Mark Friedman were appointed to the Company’s Board of Directors.

Since June 2003 Mr. Cuneo has served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc., a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, after having served as Marvel's President and Chief Executive Officer from July 1999 through December 2002. Mr. Cuneo is also Chairman of Cuneo & Co. LLC, a private investment firm. He previously served on the Board of Directors of Water Pik Technologies, Inc., and as Chairman of its Audit Committee prior to the sale of that company earlier in 2006. Mr. Cuneo also serves as Vice Chairman of the Alfred University Board of Trustees. He has previously held senior management positions at global consumer products companies such as Remington, Black & Decker and Clairol. Mr. Cuneo earned a B.S. degree from Alfred University and received an M.B.A. from Harvard Business School.

Since May 2006, Mr. Friedman has been Managing Partner of Trilea Partners LLC, an investment and consulting firm in New York. Previously, he was First Vice President, Equity Research at Merrill Lynch & Co., Inc. Mr. Friedman was with Merrill Lynch for 10 years and most recently served as group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home good segments. Prior to Merrill Lynch, Mr. Friedman specialized in similar services for Lehman Brothers and Goldman, Sachs & Co. Mr. Friedman holds a Bachelor of Business Administration degree from the University of Michigan and an M.B.A. from The Wharton School, University of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By   /s/ Deborah Sorell Stehr
Deborah Sorell Stehr
Senior Vice President
Licensing and Business Affairs

Date: October 25, 2006